SMITHFIELD FOODS, INC.
                                   EXHIBIT 11
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

Net income (loss) and the number of common shares and common  equivalent  shares used to present net income (loss) per common share were computed as follows:
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                                             13 Weeks          13 Weeks           26 Weeks          26 Weeks
                                               Ended             Ended              Ended             Ended
                                           Oct. 29, 1995     Oct. 30, 1994     Oct. 29, 1995     Oct. 30, 1994
Income (loss) (in thousands)

Net income                                   $  4,615         $  7,802         $    221         $ 10,172

Dividends accumulated for Series B
   and C preferred stock                         (184)            (169)            (352)            (338)

Net income (loss) available to
   common stockholders                       $  4,431         $  7,633         $   (131)        $  9,834

Common shares (in thousands)
   Weighted average common shares:
      Outstanding                              16,421           16,343           16,409           16,311
      Incremental common shares for
         outstanding stock options                500              738              500              723

         Common shares for computation         16,921           17,081           16,909           17,034

Net income (loss) per common share           $    .26         $    .45         $   (.01)        $    .58

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